UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2010

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3020 Old Ranch Parkway, Suite 400, Seal Beach, California		90740
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (562) 493-2804

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On December 3, 2010, our wholly owned subsidiary, Clean Energy, entered into a Securities Purchase Agreement (the “Agreement”) with Wyoming Northstar Incorporated, a Wyoming corporation, Southstar LLC, a Wyoming limited liability company, M&S Rental, LLC, a Wyoming limited liability company (collectively the “Companies”) and the owners of the Companies (the “Sellers”).  The Companies are primarily engaged in the business of providing, manufacturing, constructing and servicing LNG and LCNG fueling facilities.

Under the terms of the Agreement, Clean Energy will purchase all of the issued and outstanding capital stock, membership interests and equity or other similar interests of the Companies (collectively the “Shares”) for an aggregate purchase price of approximately $10.9 million in cash.  Approximately $7.4 million will be paid at closing, and the remaining amount of the purchase price will be paid in equal installments on each yearly anniversary of the closing date beginning in 2011 and ending in 2015.  In addition, Clean Energy will pay retention bonuses, not to exceed $4.0 million in the aggregate, to certain employees of the Companies over the four-year period following the closing date.

The Agreement also provides that the Sellers will, subject to certain limitations, indemnify Clean Energy for damages and losses incurred or suffered by Clean Energy as a result of, among other things, breaches of Sellers’ and the Companies’ representations, warranties and covenants contained in the Agreement.

The closing of Clean Energy’s purchase of the Shares is subject to the satisfaction of customary closing conditions, including (i) no material adverse effect on the Companies, (ii) the receipt of required governmental and third party consents and approvals, (iii) the acceptance of employment with Clean Energy by certain key employees of the Companies, and (iv) Clean Energy completing, to its satisfaction, its due diligence review of the Companies.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Securities Purchase Agreement attached as Exhibit 2.7 to this Current Report on Form 8-K and incorporated herein by reference.  We issued a press release on December 8, 2010 regarding the execution of the Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Clean Energy, the Companies or the Sellers.  The Agreement contains representations and warranties that Clean Energy, on the one hand, and the Sellers and the Companies, on the other hand, made to each other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit	Description
2.7

Securities Purchase Agreement, dated December 3, 2010, among Clean Energy, a California corporation, Wyoming Northstar Incorporated, a Wyoming corporation, Southstar LLC, a Wyoming limited liability company, M&S Rental, LLC, a Wyoming limited liability company, and the Sellers listed on Schedule I thereto. Certain schedules and exhibits referenced in the Securities Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press Release issued by Clean Energy Fuels Corp., dated December 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN ENERGY FUELS CORP

Dated: December 8, 2010	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
2.7

Securities Purchase Agreement, dated December 3, 2010, among Clean Energy, a California corporation, Wyoming Northstar Incorporated, a Wyoming corporation, Southstar LLC, a Wyoming limited liability company, M&S Rental, LLC, a Wyoming limited liability company, and the Sellers listed on Schedule I thereto. Certain schedules and exhibits referenced in the Securities Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press Release issued by Clean Energy Fuels Corp., dated December 8, 2010.